EXHIBIT 99.1

News Release

Novelis Announces Tender Offer for Any and All of its 8.75% Senior Notes due 2020
ATLANTA, September 7, 2016 -- Novelis Inc. (the “Company”), the world leader in aluminum rolling and recycling, announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 8.75% senior notes due 2020 (the “Notes”).
Information related to the Notes and the tender offer is set forth in the table below.

Security	CUSIP/ISIN	Outstanding Principal Amount	Tender Offer Consideration(1)
8.75% Senior Notes Due 2020	67000XAM8/US67000XAM83	$1,400,000,000	$1,048.30
(1) Per $1,000 principal amount of Notes validly tendered and accepted for payment.
The tender offer will expire at 5:00 p.m., New York City time, on September 13, 2016, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). In order to be eligible to receive the Tender Offer Consideration (as described below) for tendered Notes, holders must validly tender and not validly withdraw their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes, before the Expiration Time.
The tender offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt of at least $1.4 billion in gross proceeds from one or more offerings of senior notes on terms reasonably acceptable to the Company, and (2) certain general conditions, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the tender offer or may otherwise amend the tender offer. The Company intends to redeem any Notes that are not validly tendered and accepted for purchase pursuant to the tender offer.
The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the tender offer will be an amount equal to $1,048.30, payable in cash to holders that validly tender their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes prior to the Expiration Time, plus accrued and unpaid interest.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letter of Transmittal and the Notice of Guaranteed Delivery that are being sent to holders of the Notes. Holders are urged to read the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery carefully when they become available.
The Company has engaged Morgan Stanley & Co. LLC to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Morgan Stanley & Co. LLC toll-free at (800) 624-1808 or collect at (212) 761-1057. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5071 (for noteholders) or by email at Novelis@dfKing.com. Copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, along with any amendments and supplements thereto, may also be obtained for free at www.dfking.com/novelis.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this news release are statements about the expected size and timing of the tender offer. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India.
Media Contact:
Matthew Bianco
+1 404 760 4159
matthew.bianco@novelis.adityabirla.com
Investor Contact:
Megan Cochard
+1 404 760 4170
megan.cochard@novelis.adityabirla.com

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